Exhibit 10.9

EMPLOYMENT AGREEMENT

This agreement is made on this 14th day of April, 2014 (the “Effective Date”) between Iradimed Corporation, having offices at 7457 Aloma Avenue, Winter Park, Florida (“Iradimed” or “Company”), and ROGER SUSI (“Executive”).

WITNESSETH:

WHEREAS, Iradimed desires to employ Executive upon the terms and conditions hereinafter stated, and;

WHEREAS, Executive wishes to be employed by Iradimed on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound thereby, Iradimed and Executive agree as follows:

1.                                      Employment.  Iradimed shall employ Executive, and Executive hereby accepts employment by Iradimed, for the period and upon the terms and conditions contained in this Agreement, beginning on the Effective Date.

2.                                      Title and Duties.  Executive is being hired to serve Iradimed as Chief Executive Officer (“CEO”) and President.  Executive will report to the Board of Directors and shall have such authority and responsibilities as delegated or assigned from time to time by the Board of Directors, including primary and overall responsibility over the day to day operations and control of the Company’s business.

3.                                      Term.  This Agreement shall commence as of the Effective Date and shall continue until terminated in accordance with Sections 7 and 8 below.

4.                                      Policies.  Except as provided herein, Executive shall be covered by and agrees to comply with all Iradimed policies on the same terms as are applicable to other full time executives.

5.                                      Extent of Services.  Executive shall devote substantially his entire business and professional time and attention to the business of Iradimed during normal business hours.  Executive shall assume and perform his duties faithfully and with due diligence.

6.                                      Compensation.

(a)                                 Base Salary.  The Company shall pay Executive a minimum annual salary of two hundred twenty five thousand dollars ($225,000) (the “Base Salary”), or in the event of any portion of a year, a pro rata amount of such annual salary.  Executive’s salary will be payable as earned in accordance with the Company’s customary payroll practice.  Executive shall also be entitled to a merit increase based on his base salary and subsequent to performance review, on his anniversary date and each year thereafter while Executive is employed by the Company.

(b)                                 Annual Bonus.  Beginning the fiscal year ending December 31, 2014, Executive will be eligible to receive cash bonus compensation based upon discretion of the Board of Directors and overall profitability of the Company and with consideration of any special situations which the Executive may have demonstrated exemplary performance materially resulting in benefit to the Company, and the like.

(c)                                  Benefits.  Executive will be eligible to participate in Iradimed employee benefit plans that apply to all executive employees generally, including without limitation, deferred compensation, health and dental insurance programs, 401(k) plan, fourteen (14) days of annual paid personal leave (vacation), and reimbursement for car and cell phone expenses and normal and necessary business expenses.

7.                                      Termination By Iradimed.

(a)                                 Termination For Cause.  Iradimed may terminate Executive’s employment hereunder for “Cause” upon: (a) any material breach of this Agreement; (b) any gross negligence or willful misconduct by Executive in the performance of his duties as an Iradimed employee; (c) Executive’s commission of a felony under the laws of the United States or any state thereof; (d) Executive’s commission or participation in any act of fraud, embezzlement or dishonesty; (e) Executive’s willful breach of an Iradimed policy; or (f) Executive’s inability to effectively perform his duties as CEO and President.  Executive shall not be terminated under subparagraphs (a), (e) or (f) herein, unless he has received written notice of such breach from the Company’s Board of Directors, has had an opportunity to respond to the notice, and has failed substantially, where possible, to cure such breach within thirty (30) calendar days of such notice.

(b)                                 Termination Without Cause.  In the event Iradimed terminates Executive’s employment hereunder for any reason other than Cause, such termination shall be deemed “Without Cause.”

8.                                      Termination By Executive.

(a)                                 Termination for Good Reason.  Executive may terminate his employment hereunder by tendering his resignation to Iradimed.  Unless otherwise consented to in writing by Executive, a resignation by Executive shall be for “Good Reason,” where such resignation is tendered within sixty (60) days following: (a) a reduction in Executive’s minimum salary: (b) a significant diminution of Executive’s authority; or (c) the relocation of Executive’s place of employment outside of a fifty (50) mile radius from its present location.  For purposes of this Agreement, significant diminution of authority is recognized as notification to Executive of a change in status, position, responsibilities, or any adverse change to compensation which is not broadly applied to management in the Company, which, in Executive’s reasonable judgment, represents a material adverse change from his status, position or responsibility.  Prior to accepting Executive’s resignation for any of the reasons set forth in this paragraph, the Company shall have an opportunity to rectify the matter that gave rise to Executive’s resignation.  If the matter is not rectified within fifteen (15) days, Executive’s resignation shall be deemed accepted by the Company.

(b)                                 Resignation in connection with a Control Transaction.  A resignation of Executive shall also be for “Good Reason” where such resignation is tendered within sixty (60) days following any of the events listed below and such event occurs within twelve (12) months following a Control Transaction as defined in Section 8(c):

(i)                                     an assignment to Executive of any duties inconsistent with, or a significant change in the nature or scope of Executive’s authority or duties from, those held by Executive immediately prior to the Control Transaction;

(ii)                                  a reduction in Executive’s annual salary or material bonus program reduction to the annual salary or bonus program in effect immediately prior to the Control Transaction;

(iii)                               the relocation of Executive’s place of employment outside of a fifty (50) mile radius from its present location;

(iv)                              the failure to provide Executive with a number of paid personal leave days at least equal to the number of paid personal leave days to which he was entitled in the last full calendar year prior to the Control Transaction;

(v)                                 the failure to provide Executive with substantially the same fringe benefits that were provided to Executive immediately prior to the Control Transaction, or with a package of fringe benefits that, though one or more of such benefits may vary from those in effect immediately prior to the Control Transaction, is, in Executive’s opinion, substantially at least as beneficial to Executive in all material respects to such fringe benefits taken as a whole;

(c)                                  Control Transaction.  In this Agreement, a “Control Transaction” means a change in control of the Company defined as a transfer of ownership of more than 50% of the outstanding shares of the Company’s stock.

9.                                      Disability.  If, during the terms of this Agreement, Executive becomes disabled such that he is not able to effectively discharge his duties under this Agreement, with or without reasonable accommodation, for a period of six (6) continuous months, Iradimed’s obligations under this Agreement shall cease, except that Executive may participate in any Iradimed-provided group disability benefits in accordance with the terms of those plans.

10.                               Consequences of Termination.

(a)                                 Termination Compensation

(i)                                     In the event that Iradimed terminates Executive’s employment hereunder Without Cause or Executive resigns from Iradimed with Good Reason, then Iradimed shall pay to Executive the full amount of a earned but unpaid Base Salary through the date of termination, his accrued and unused vacation leave as of the last day worked, his approved business expenses, the full amount of any unpaid cash bonus awarded for any fiscal years prior to the date of termination and an amount equal to twelve (12) months Base Salary.  Such payment shall be made within fifteen (15) days of the effective date of such termination.

(ii)                                  In the event that Iradimed terminates Executive’s employment hereunder for Cause or Executive resigns without Good Reason, Iradimed shall pay Executive his earned and unpaid Base Salary and his accrued and unused vacation leave as of the last day worked, and approved business expenses and Iradimed shall have no obligation to make any further payments to or to provide any further benefits hereunder to Executive.  Such payment shall be made within fifteen (15) days of the effective date of resignation or termination.

(b)                                 Change of Control Compensation.  Should a Change of Control event as in 8(c) above occur resulting in Executive resigning for reasons as per 8(b) above, Iradimed shall pay Executive the full amount of any earned but unpaid Base Salary through the date of termination, his accrued but unused vacation leave as of the last day worked, his approved business expenses, the full amount of any unpaid cash bonus awarded for any fiscal years prior to the resignation plus an amount equal to three (3) times his then current annual salary.

11.                               Noncompetition/Nonsolicitation/Confidentiality.  Executive agrees to execute a Non-Solicitation, Non-Compete and Confidentiality Agreement simultaneously with the execution of this Agreement.

12.                               Ownership of Developments.  All information, data, ideas, customer lists or other material which Executive develops or conceives during his employment, (1) which are along the lines of business, work or investigations of the Company, or (2) which result from or are suggested by any work performed by Executive on behalf of the Company, shall be the exclusive property of the Company, shall be promptly disclosed to the Company, and Executive will promptly execute and deliver all documents and do all other things necessary and proper to make all such information, data, ideas, customer lists or other material the absolute property of the Company.  Executive agrees to assist the Company in every proper way to obtain for the Company’s benefit copyrights, patents, or other appropriate legal protection for information, data, ideas, customer lists or other material that become the exclusive property of the Company.  Executive agrees to abide by the terms of the Employee Innovation and Proprietary Information Agreement entered into between Executive and the Company.

13.                               Notices.  Any notice required or desired to be given under this Agreement shall be deemed given if in writing and sent by certified mail to the addresses set forth below.  Notice shall be deemed given immediately if delivered in person or within three (3) days after mailing by certified mail to the following addresses:

Roger Susi	Board of Directors
Iradimed Corporation
7457 Aloma Ave
Winter Park, FL 32792 Attn: Chairman of the Board

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

14.                               Assignment.  Executive acknowledges that his services are unique and personal and that be therefore may not assign his rights or delegate his duties under this Agreement.  This Agreement shall inure to the benefit of and be binding on Iradimed, its successors and assigns, including, without limitation, any entity which is or may become affiliated with or related to Iradimed.

15.                               Waiver.  Failure to insist upon strict compliance with any term or condition of this Agreement shall not he deemed a waiver of such term or condition.  The waiver of a breach of any term or condition of this Agreement by any party shall not be deemed to constitute the waiver of any other breach of the same or any other term of condition.

16.                               Entire Agreement.  This Agreement, the Non-Solicitation, Non-Compete and Confidentiality Agreement, and the Employee Innovation and Proprietary Information Agreement contain the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein.  No modification of this Agreement shalt be valid unless made in writing and signed by the parties hereto.  Section headings are for convenience only, and are neither a part of this Agreement nor a limitation of the scope of the particular sections to which they refer.

17.                               Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Florida.

18.                               Severability.  The provisions of this Agreement are severable, and if any provision(s) or any part of any provision(s) is held to be illegal, void or invalid under applicable law, such provision(s) may be changed to the extent reasonably necessary to make the provision(s), as so changed, legal, valid and binding, and to reflect the original intentions of the parties as nearly as possible in accordance with applicable law.  This Agreement shall be construed according to its fair meaning and not strictly for or against either party.

19.                               Venue and Jurisdiction.  The parties to this Agreement hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of the courts of the State of Florida and/or the United States District Court for the Middle District of Florida, Orlando Division.

20.                               Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

21.                               Attorneys Fees and Costs.  In the event of any litigation, including arbitration, between or among the parties arising out of or relating to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all costs incurred and reasonable attorneys’ fees, including attorneys’ fees in all investigations, arbitrations, trials, bankruptcies and appeals.  If any dispute arising out of or relating to this Agreement is submitted to arbitration, the arbitrator or arbitrators shall have the power and authority to, and the parties herby direct that such arbitrator or arbitrators shall, determine entitlement to attorneys’ fees and costs, and the amount of such attorneys’ fees and costs, to be awarded to the prevailing party.  The parties agree and acknowledge that this provision, while it references arbitration, shall not be read to require the parties to submit to arbitration unless they agree to submit to arbitration in a separate, explicit, provision of this Agreement or in a separate written agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

IRADIMED CORPORATION

/s/ Jim Hawkins
Jim Hawkins
Chairman of Board

EXECUTIVE

/s/ Roger Susi

Roger Susi